Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-237342

Prospectus Addendum to the Prospectus Supplement dated April 20, 2020 and the accompanying Prospectus dated April 20, 2020.

Senior Medium-Term Notes

Bank of Montreal or any of its affiliates, including BMO Capital Markets Corp., may use this prospectus addendum, the accompanying prospectus supplement dated April 20, 2020 relating to Medium-Term Notes, Series F, and the accompanying prospectus dated April 20, 2020 in connection with market-making transactions of notes that were originally issued under a similar prospectus supplement for Senior Medium-Term Notes with a date earlier than April 20, 2020, and a similar prospectus, with a date earlier than April 20, 2020. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum, the accompanying prospectus supplement dated April 20, 2020 relating to Medium-Term Notes, Series F, and the accompanying prospectus dated April 20, 2020 are used in connection with a market-making transaction, you should note that the accompanying prospectus supplement dated April 20, 2020 relating to Medium-Term Notes, Series F, supersedes the earlier prospectus supplement, and the accompanying prospectus dated April 20, 2020 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes, please note that all references in it to the earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated April 20, 2020 relating to Medium-Term Notes, Series F, and all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated April 20, 2020.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes, together with the accompanying prospectus supplement dated April 20, 2020 relating to Medium-Term Notes, Series F, and the accompanying prospectus dated April 20, 2020.

The offered notes are our unsecured obligations and are not savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

Prospectus Addendum dated April 20, 2020